Exhibit 1

     THIRD AMENDMENT dated as of December 11, 2001 to the Amended Agreement dated as of the 12th day of February 2001 by and between Elektryon, Inc. (the "Company") and Michael E. Holmstrom (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Employee and the Company entered into an Employment Agreement dated November 7, 2000 which was amended by an Amended Agreement dated as of the 12th day of February 2001, which agreement was subsequently amended by a First Amendment dated as of July 3, 2001 and a Second Amendment dated as of August 23, 2001 (as amended, the "Employment Agreement"); and

     WHEREAS, parties desire to further amend the Employment Agreement to void the Second Amendment to the Employment Agreement and to make certain other changes.

     NOW, THEREFORE, effective as of August 23, 2001, the parties hereto agree as follows:

     1. The Second Amendment to the Employment Agreement, dated as of August 23, 2001, is null and void and of no further force and effect.

     2. Section 2(c) of the Employment Agreement shall be amended by addition of the following language at the end thereof:

          "On or about November 15, 2001, the Company shall pay to the applicable automobile leasing company an amount equal to the `buy out' amount of the Employee's leased automobile and the title of such automobile shall be registered in the name of the Employee. The Company shall pay the operating costs of such automobile (including, without limitation, insurance, gas, maintenance and repairs) while the Employee is employed by the Company and the Company shall also provide Employee with tax gross-up payments so that after applicable taxes are incurred with regard to the automobile and operating costs the Employee will be kept whole."

     3. Section 2(e) of the Employment Agreement shall be amended by the addition of the following at the end thereof:

          "Notwithstanding the foregoing, the 300,000 stock options heretofore granted to the Employee, shall, and hereby are, repriced as of November 1, 2001 to have an exercise price of $0.50 per share and, all applicable documents shall be deemed modified accordingly."

     4. Section 3(a)(i) of the Employment Agreement shall be amended by the deletion of the following language:

          "but in any event no less than one year's annual salary"

     5. Section 3(b) of the Employment Agreement shall be amended first by revising the first sentence thereof to read as follows:

          "Termination by the Company Without Cause or the Employee's Voluntary Resignation for Good Reason. If the Employee's Termination Date occurs during the Employment Period and is as a result of the Employee's termination of employment by the Company without Cause (as defined below) or the Employee's voluntary resignation for Good Reason (as defined below), then the Employee shall receive from the Company a lump sum cash payment equal to $150,000 as soon as practicable after the Employee's Termination Date."

          and second by adding the following at the end thereof:


          "For purposes of this Agreement, Good Reason shall mean: (i) any material diminution of Employee's positions, duties or responsibilities hereunder, (ii) any adverse change in the Employee's title, (iii) any material breach by the Company of any provision of this Agreement or (iv) the end of the sixty (60) day period following consummation of a sale of all or substantially all of the assets of the Company. The Good Reason events described in subparts (i) through
          (iii) above, shall only constitute Good Reason if the Company fails to cure such event within thirty (30) days after written notice of such event is received by the Company."


     6. As amended, the Employment Agreement shall remain in full force and effect.

     7. This Third Amendment may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



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

                           [Signatures on next page.]









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


     IN WITNESS WHEREOF, this Third Amendment has been executed as of the date first above written.

                                   ELEKTRYON, INC.

                                        /s/ Wendell Adair
                                   By: ---------------------------
                                       Wendell Adair


                                        /s/ John Cavalier
                                   By: ---------------------------
                                       John Cavalier

                                        /s/ Curtis Olson
                                   By: ---------------------------
                                       Curtis Olson

                                    /s/ Michael E. Holmstrom
                                   ------------------------------
                                   Michael E. Holmstrom



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